Exhibit 5.2

October 5, 2006

PQ Corporation
Commercial Research Associates, Inc.
PQ Systems Incorporated
PQ International, Inc.
Philadelphia Quartz Company
1200 West Swedesford Road
Berwyn, PA 19312

  Re:
  Registration Statement on Form S-1 Relating to $275,000,000 Aggregate
  Principal Amount of 7 1/2% Senior Subordinated Notes due 2013

Ladies and Gentlemen:

        We have acted as special counsel to PQ Corporation, a Pennsylvania corporation (the "Company"), and to Commercial Research Associates, Inc., PQ Systems Incorporated, PQ International, Inc. and Philadelphia Quartz Company, each a Pennsylvania corporation (collectively, the "Pennsylvania Guarantors"), in connection with the registration of $275,000,000 aggregate principal amount of the Company's outstanding 7 1/2% Senior Subordinated Notes due 2013 (the "Notes") and the related guarantees (the "Guarantees") of the Notes by the Pennsylvania Guarantors and certain other subsidiaries of the Company. (The guaranteeing subsidiaries, including the Pennsylvania Guarantors, are sometimes hereinafter referred to collectively as the "Guarantors"). The Notes were issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 7 1/2% Senior Subordinated Notes due 2013 under the Indenture dated as of February 11, 2005 among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Indenture"), as contemplated by the Registration Rights Agreement dated as of February 11, 2005 by and among the Company, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and UBS Securities LLC (the "Registration Rights Agreement").

        You have requested our opinion with respect to the matters set forth herein in connection with the Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on October 5, 2006 (File No. 333-            ) (as amended, the "Registration Statement"), relating to offers and sales, from time to time, of an indeterminate amount of the Notes by the holder named in the Registration Statement, which holder is, or may be, an affiliate of the Company and the Guarantors, in connection with market-making transactions in the manner described in the prospectus that forms part of the Registration Statement (the "Prospectus").

        In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the executed Registration Statement; (ii) the executed Registration Rights Agreement; (iii) the executed Indenture, including the Guarantees contained therein; (iv) the Certificates of Incorporation, as amended, where applicable, of the Company and each of the Pennsylvania Guarantors; (v) the By-Laws, as amended, where applicable, of the Company and each of the Pennsylvania Guarantors; and (vi) the executed Exchange Global Note (as defined in the Indenture). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Pennsylvania Guarantors, certificates of officers or other representatives of the Company, the Pennsylvania Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that all parties thereto, other than the Company and the Pennsylvania Guarantors, had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and the Pennsylvania Guarantors, public officials and others.

        Our opinions set forth herein are limited to the Pennsylvania Business Corporation Law of 1988, as amended, and laws of the Commonwealth of Pennsylvania that, in our experience, are normally applicable to transactions of the type described in this opinion letter (the "Opined-on Law"). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined-on Law or as to the effect of any such non-Opined-on Law on the opinions herein stated.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: (a) the execution and delivery of the Notes have been duly and validly authorized by all requisite corporate action on the part of the Company, and the Company has duly executed and delivered the Exchange Global Note; and (b) the execution and delivery of the Guarantees have been duly and validly authorized by all requisite corporate action on the part of the Pennsylvania Guarantors, and each of the Pennsylvania Guarantors has duly executed and delivered the Indenture which contains its Guaranty.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,
BABST, CALLAND, CLEMENTS AND ZOMNIR, P.C.